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                                                                     Exhibit 5.1


                                  June 19, 2001



Citizens Communications Company
3 High Ridge Park
Stamford, Connecticut  06905

Ladies and Gentlemen:

                  We have acted as special counsel to Citizens Communications Company, a Delaware corporation (the "Company"), in connection with the sale by the Company of:

                         (A) 18,400,000 6-3/4% equity units of the Company (the
             "Equity Units"). Each Equity Unit consists of (i) a stock warrant (each, a "Warrant" and collectively, the "Warrants") of the Company under which the holder is obligated to purchase from the Company on August 17, 2004, for an amount in cash equal to the stated amount per Equity Unit of $25, a number of shares of common stock, par value $0.25 per share, of the Company (the "Common Stock") and
             (ii) a senior note (each, a "Senior Note" and collectively, the "Senior Notes") maturing on August 17, 2006 and having an initial interest rate of 6-3/4% per annum payable quarterly in arrears on February 17, May 17, August 17, and November 17, beginning August 17, 2001, pursuant to the prospectus supplement dated June 13, 2001 to the prospectus dated May 9, 2001 forming part of the Registration Statement of the Company on Form S-3, File No. 333-58044, as amended by Amendment No. 1 thereto (as amended, the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission"); and

                         (B) 25,156,250 shares of Common Stock pursuant to the
             prospectus supplement dated June 13, 2001 to the prospectus dated May 9, 2001 forming part of the Registration Statement, filed with the Commission (such shares are referred to as the "New Common Stock").

                  This opinion letter is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

                  In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
(i) the Registration Statement; (ii) the
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Citizens Communications Company
June 19, 2001
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Restated Certificate of Incorporation of the Company as in effect on the date hereof; (iii) the By-Laws of the Company as in effect on the date hereof; (iv) resolutions adopted by the Board of Directors of the Company authorizing, among other things, the filing of the Registration Statement and the issuance and sale of the Equity Units and the component securities thereof and the issuance and sale of the Common Stock; (v) the Warrant Agreement, dated as of June 19, 2001 (the "Warrant Agreement"), between the Company and The Chase Manhattan Bank, as warrant agent (the "Warrant Agent"); (vi) the Senior Indenture, dated as of May 23, 2001, between the Company and The Chase Manhattan Bank, as indenture trustee, as amended and supplemented by the Second Supplemental Indenture to the Senior Indenture, dated as of June 19, 2001 (such indenture, as so amended and supplemented, the "Indenture"), between the Company and The Chase Manhattan Bank, as indenture trustee, relating to the Senior Notes; (vii) the Underwriting Agreements dated June 13, 2001 among the Company and the underwriters named therein; and (viii) the forms of the Equity Units, the Senior Notes, the Treasury Equity Securities (as defined in the Warrant Agreement) and certificates for Common Stock and specimens thereof. The Warrant Agreement and the Indenture are collectively referred to in this opinion letter as the "Transaction Documents." We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of pubic officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

                  We are members of the Bar of the State of New York and the foregoing opinions are limited to the laws of the State of New York customarily applicable to transactions of the type contemplated by the Transaction Documents, the Federal laws of the United States and the General Corporation Law of the State of Delaware.

                  Based upon our examination as described above, and subject to the assumptions and qualifications stated herein, we are of the opinion that:
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Citizens Communications Company
June 19, 2001
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                           1.       The Senior Notes were legally issued and
                                    constitute binding obligations of the
                                    Company, enforceable against the Company in accordance with their terms and are entitled to the benefits of the Indenture.

                           2. The Warrants and the Equity Units constitute and, when substituted and exchanged for Equity Units in accordance with the terms of the Transaction Documents, the Treasury Equity Units will constitute, binding obligations of the Company, enforceable against the Company in accordance with their terms. The Warrants and the Equity Units are, and the Treasury Equity Units, when substituted and exchanged for Equity Units in accordance with the terms of the Transaction Documents will be, legally issued, fully paid and non-assessable.

                           3. The shares of Common Stock to be issued and sold by the Company upon settlement of the Warrants have been duly and validly authorized and reserved for issuance, and such shares of Common Stock, when issued and delivered in accordance with the provisions of the Warrant Agreement, will be legally issued, fully paid and non-assessable.

                           4. The shares of New Common Stock were duly and validly authorized, have been legally issued and are fully paid and non-assessable.

                  Our opinions in paragraphs 1 and 2 above as to enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, (b) an implied covenant of good faith and fair dealing and (c) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

                  We hereby consent to the filing of this opinion letter with the Commission as an exhibit to a Current Report of the Company on Form 8-K. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

                                                     Very truly yours,

                                                     /s/  Winston & Strawn